News Release

Date:	May 25, 2005

Contact:	Cheryl Moll
XETA Technologies
918-664-8200

XETA TECHNOLOGIES ANNOUNCES
SECOND QUARTER RESULTS

Broken Arrow, OK—XETA Technologies (NASDAQ: XETA) today announced fiscal 2005 second-quarter earnings of $0.165 million, or $0.02 per share diluted, on revenues of $14.2 million for the period ended April 30, 2005.  For the six months year-to-date the Company reported earnings of $0.243 million, or $0.02 per share diluted, on revenues of $28.1 million.

In comparison to fiscal 2004, these quarterly results represent an 8% growth in revenues with a $0.02 per share decrease in earnings.  The year-to-date results represent a 7% decline in revenues with an $0.08 per share decrease in earnings.

“We are pleased with the 8% year-over-year growth in total revenues,” said Jack Ingram, XETA’s president and chief executive officer.  “Further, this 8% growth in revenues was driven by a disproportionate increase in the higher margin portions of our business, which is a primary objective of ours this year in response to the eroding manufacturer support that is occurring in our business.  As a result of the relative product mix changes this 8% growth in revenues was supported by a full percentage point improvement in gross profit margin.  The disappointing side of the quarterly results was in the level of systems sales.  We still have not yet seen the expected pick-up in systems sales, especially as it relates to our start-up Nortel efforts.  Therefore, the large cost build-up to drive this effort continues to depress earnings to the low to mid single digit range as previously forecasted.”

Larry Patterson, Executive Director of Operations said, “From an industry perspective, several factors continue to extend the sales cycle and contribute to a slower-than-expected increase in both the Avaya and Nortel systems revenues.  The new IP-based products are driving a technology transition, which requires significant change within an organization.  We are seeing our larger customers diverting capital to upgrade their network infrastructure.  This includes new security measures, added storage, increased bandwidth and improved network management.  As the networks become much more complex, enterprises that once maintained their own relatively simple data networks are now wrestling with how to effectively administer a more complex converged communications environment.  Thus, we are still seeing longer than expected sales cycles and lower levels of capital being deployed to integrate voice into the overall network.”

“Systems order rates continue to lag as we still have yet to achieve traction regarding our heavy investments in the new Nortel product portfolio and from the build-up of our Denver and Seattle branches,” said Ingram.  “While our first and second quarter results were in line with the expectation we set at the beginning of the year, traction by this time was required in order for us to achieve the $0.20 per share previously forecasted for our year ending October 31, 2005.  Therefore, for the time being we are suspending our annual guidance and will focus on the upcoming quarter only.  We are confident in the model we have created and believe we will establish ourselves in this new market opportunity consistent with the successes we have achieved with our other product portfolios.  Therefore, we are maintaining our investment levels in the new arena and consequently should experience quarterly earnings in this same low to mid single digit range until such traction is achieved.”

XETA Technologies will host a conference call 10:00 a.m. central time on Thursday, May 26, to discuss issues related to this press release.  The media, analysts and investors are invited to participate by dialing 800-553-0358.  A digitized replay of the call will be available from 1:30 p.m. central time that day through 11:59 p.m. CDST on June 2, 2005 by dialing 800-475-6701, access code 779772.

		Quarter Ending Apr 30		Six Months Ending Apr 30

		2005	2004	2005	2004

Sales	Systems	6,282	6,468	12,634	16,487
	Services	7,369	6,521	14,300	13,276
	Other	553	200	1,185	356
	Total	14,204	13,189	28,119	30,119
Gross Profit Margin		25.8%	24.8%	24.6%	24.0%
Operating Expense		3,376	2,680	6,624	5,681
Income from Operations		286	595	303	1,550
Interest and Other Income (Expense)		-15	78	97	49
Net Income After Tax		165	410	243	972
Basic Earnings Per Share		$0.02	$0.04	$0.02	$0.10
Diluted Earnings Per Share		$0.02	$0.04	$0.02	$0.10
Wt. Avg. Common Shares Outstanding		10,049	10,006	10,038	10,005
Wt. Avg. Common Equivalent Shares		10,084	10,230	10,079	10,219

(The information is presented in thousands except percentages and per-share data.)

			Apr 30, 2005	Oct 31, 2004

Assets	Current	Cash	93	141
		Receivables (net)	8,493	9,529
		Inventories (net)	5,100	4,845
		Other	2,098	1,557
		Subtotal	15,784	16,072
	Non-Current	Receivables (net)	225	297
		PPE (net)	10,633	10,727
		Goodwill & Intangibles	26,374	26,414
		Other	38	46
		Subtotal	37,270	37,484
	Total Assets		53,054	53,556
Liabilities	Current	Notes Payable	1,210	1,210
		Revolving Line of Credit	2,270	3,850
		Accounts Payable	3,073	2,452
		Unearned Revenue	1,907	1,559
		Accrued Liabilities	2,393	2,536
		Subtotal	10,853	11,607
	Non-Current	Long Term Debt	2,216	2,820
		Other	3,426	2,825
		Subtotal	5,642	5,645
	Total Liabilities		16,495	17,252
Equity			36,559	36,304

(The information is presented in thousands.)

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About XETA Technologies

XETA Technologies is a leading provider of communication solutions with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support.  Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications.  XETA is one of the largest providers of Avaya voice and data systems and has recently added the Nortel product line of voice and data solutions.  XETA is also the largest distributor for Hitachi’s PBX group—the leading provider of communication systems for the lodging industry—and has long been recognized as the leading provider of call accounting solutions to the hospitality industry.

XETA Technologies has been recognized by Business 2.0 magazine’s “Fastest-Growing Technology Companies” and has also been recognized by Fortune Small Business magazine’s “Top 100 Fastest-Growing Companies”, Fortune magazine’s “100 Fastest-Growing Companies,” Forbes magazine’s “Best 200 Small Companies in America” and Business Week’s “Top 100 Hot Growth Companies.”  For more information about XETA Technologies, visit www.xeta.com

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning XETA’s prospects for Avaya and Nortel systems sales and revenues and earnings expectations for the remainder of fiscal 2005.  These and other forward-looking statements (generally identified by such words as “expects,”  “plans,” “believes,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, economic conditions in the United States and the telecommunications market specifically, the Company’s ability to successfully exploit the Nortel Networks market, the continuance of various vendor incentives programs that support the Company’s sales and marketing efforts, the financial condition of Nortel Networks, rapidly changing technologies, the long term success of the Company’s growth strategies, and the availability and retention of sales professionals and trained technicians.  Additional factors which could affect actual results are described in the section entitled “Outlook and Risk Factors” contained in the Company’s Form 10-K for its fiscal year ended October 31, 2004, and in each of its quarterly reports on Form 10-Q filed during the 2005 fiscal year.